EXHIBIT 99.8

Revised: January 27, 2003

MERRILL LYNCH & CO., INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF THE

BOARD OF DIRECTORS

I.	Purpose

          The Nominating and Corporate Governance Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board” or “Board of Directors”) of Merrill Lynch & Co., Inc. (the “Company”) to:

A.	Identify individuals qualified to become directors and recommend to the Board the candidates for all directorships to be filled by the Board of Directors or by the shareholders;

B.	Recommend to the Board of Directors candidates for membership on Board committees;

C.	Develop and recommend to the Board guidelines for effective corporate governance; and

D.	Lead the Board of Directors in its annual review of the Board’s performance.

II.	Membership

          The Committee’s membership is determined by the Board of Directors and shall consist of at least three (3) Board members, each of whom meet the criteria for independence contained in the rules of the New York Stock Exchange and any other applicable regulations. The Board shall appoint the Chair of the Committee. The Chair will preside at all sessions of the Committee at which he or she is present and will set the agendas for Committee meetings.

III.	Meetings and Reports

          The Committee shall meet as frequently as circumstances dictate. The Chair of the Committee, or any two members of the Committee, may call meetings of the Committee. All meetings of the Committee may be held telephonically.

          The Chair shall preside at all sessions of the Committee at which he or she is present and shall set the agendas for Committee meetings. All members of the Board of Directors are free to suggest items for inclusion in the agenda for the Committee’s meetings. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

          The Committee shall report regularly to the Board (i) following meetings of the Committee, (ii) with respect to such other matters that are within the Committee’s responsibilities and (iii) with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make such report. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

IV.	Authority

          The Committee shall perform the following functions related to the purposes of the Committee outlined in Section I of this Charter. The Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

A.	Board Selection, Composition and Evaluation

	1.	Establish criteria for the selection of new directors to serve on the Board of Directors.

	2.	Identify individuals believed to be qualified as candidates to serve on the Board of Directors, conduct all necessary and appropriate inquiries into the backgrounds and qualifications of such candidates and recommend that the Board select the candidates for all directorships to be filled by the Board of Directors or by the shareholders from such identified individuals.

	3.	Review and make recommendations to the Board as to whether members of the Board should stand for re-election. As part of such review, the Committee will review each non-employee director against the Independence Standards on an annual basis and recommend to the Board whether to make an independence determination with respect to each such director.

	4.	Review and make recommendations, as the Committee deems appropriate, regarding the composition and size of the Board of Directors in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. Consider matters relating to the Corporation’s director retirement policy.

B.     Directors’ Compensation

1.	Periodically review the compensation of members of the Board of Directors. In fulfilling this responsibility, the Committee may request that management report to the Committee on the status of the Board’s compensation in relation to the Corporation’s peers and other similarly situated companies. Recommend changes to the Corporation’s director compensation policy to the Board of Directors for consideration as appropriate.

C.     Committee Selection, Composition and Evaluation

1.	Establish, monitor and recommend the purpose, structure and operations of the various committees of the Board, the qualifications and criteria for membership on each committee of the Board and, as circumstances dictate or the Committee otherwise deems appropriate, make any recommendations regarding periodic rotation of directors among the committees.

2.	Recommend members of the Board of Directors to serve on the committees of the Board, giving consideration to the criteria for service on each committee as set forth in the charter for each such committee, and, where appropriate, make recommendations regarding the removal of any member of any committee.

3.	Recommend members of the Board of Directors to serve as the Chair of the committees of the Board.

4.	Evaluate whether the necessary and appropriate committees exist to support the work of the Board and make recommendations to the Board of Directors for the creation of additional committees or the elimination of Board committees as appropriate.

5.	Periodically review the charter of each committee of the Board and propose modifications to the applicable Committee for consideration as appropriate.

D.     Corporate Governance

1.	Oversee compliance with the Corporation’s Corporate Governance Guidelines, monitor developments in corporate governance, review the Corporation’s Corporate Governance Guidelines periodically and propose modifications to the Guidelines to the Board of Directors for consideration as appropriate.

2.	The Corporation has adopted the Corporation’s Guidelines for Business Conduct: The Code of Ethics for Directors, Officers and Employees as its Code

of Ethics pursuant to the NYSE requirements and applicable law. The Committee will periodically review the Guidelines and propose modifications to the Guidelines to the Board of Directors for consideration as appropriate.

E.     Retention of Outside Advisers

1.	The Committee has the authority to retain counsel, consultants or other outside advisers, with respect to any issue without consulting or obtaining the approval of any officer of the Corporation in advance.

2.	The Committee shall have sole authority to retain and terminate any search firm to be used to assist in identifying Board candidates, including the sole authority to approve the search firm’s fee and other retention terms.

F.     Annual Evaluations

1.	Lead the Board of Directors in an annual self-evaluation process to determine whether the Board and its committees are functioning effectively. Receive comments from the Board members and summarize and report annually to the Board of Directors an assessment of the Board’s performance. The assessment should focus on the Board’s contribution to the Corporation and emphasize those areas in which the Board believes a better contribution could be made. The Committee will establish the criteria to be used in such evaluations.

2.	Assess, on an annual basis, the skills and characteristics of the Board of Directors and the composition of the Board as a whole. This assessment should include an analysis of the Board’s core competencies, including understanding of the financial industry, financial expertise, integrity, wisdom, judgment, commitment to excellence, business experience and acumen, skills, diverse perspectives and availability. As a result of this assessment, the Committee will determine whether the effectiveness of the Board could be enhanced by a change in its membership and the addition of new directors with other skills and experience.

3.	Review each non-employee director against the Independence Standards on an annual basis and recommend to the Board whether to make an independence determination with respect to each such director.

4.	Perform an annual review and evaluation of the Committee’s performance, including a review of the Committee’s compliance with this Charter. The Committee shall conduct such evaluation and review in such manner as it deems appropriate and report the results of the evaluation to the entire Board of Directors.

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